EXHIBIT 15.1

Former Petco Executive Joins True Leaf as Senior Vice-President, Operations

Allen Fujimoto will develop and implement new processes and a supply chain network to drive productivity as True Leaf scales its business globally

VERNON, British Columbia, June 19, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the appointment of Allen Fujimoto as Senior Vice-President, Operations of True Leaf Pet.

Allen brings over 25 years of extensive experience building and optimizing world-class supply chain networks in the consumer goods industry and leading complex business transformations for global, billion-dollar companies. He most recently served as Vice President, Transformation for Petco, where he is credited with improving profitability through assortment and supplier optimization. Prior to that, he served as a Senior Director at AlixPartners, a leading management consulting firm, Managing Director at Accenture, and Partner at ATKearney.

In his new role, Allen will design, implement and optimize True Leaf’s supply chain network and processes as the Company expands its product offerings, including the launch of a CBD product line for pets, and continues to scale its operations globally. He will be responsible for sourcing, material supply, supplier management, manufacturing, and logistics.

“Allen has deep retail, pet, industrial, and consumer goods industry experience with an impressive track record improving supply chain efficiencies that accelerate business growth,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We are confident his vast process improvement and analytics expertise will be invaluable as True Leaf continues to grow globally, including our further expansion into Europe and Asia.”

“As a devoted pet parent myself, I’m excited to join True Leaf’s team and to continue working in the pet industry,” said Allen. “I look forward to leading True Leaf’s global supply chain initiatives and building networks and systems that will ensure our success in meeting the growing global demand for cannabis pet products.”

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.